EXHIBIT 21

SUBSIDIARIES OF ARMKEL, LLC

Name of Subsidiary (As it is stated in its organizational document under which it does business)	State or Other Jurisdiction of Incorporation or Organization
Domestic:
Armkel Condoms, LLC	Delaware
Armkel Depilatories, LLC	Delaware
Armkel Diagnostics, LLC	Delaware
Armkel Dentures, LLC	Delaware
Armkel Drops, LLC	Delaware
Armkel Cranbury, LLC	Delaware
Armkel Products, LLC	Delaware
Armkel Finance, Inc.	Delaware

International:
Armkel Holding (Netherlands) B.V.	Netherlands
Armkel Canada (Netherlands) B.V.	Netherlands
Horner Pharmaceuticals Inc.	Canada
Carter-Horner Corp.	Canada
Carter Products (Australia) Pty Ltd.	Australia
CWA Superannuation Pty Ltd.	Australia
Armkel Company (France) S.A.S.	France
Sofibel S.A.S.	France
Laboratoires Santé Beauté S.A.S.	France
Laboratoires Fumouze S.A.S.	France
Armkel Company (U.K.) Limited	United Kingdom
Carter Products Limited	United Kingdom
Denver Laboratories Limited	United Kingdom
Church & Dwight de Mexico S. de R.L. de C.V.	Mexico
Armkel Company (Spain), S.r.l.	Spain
Icart, S.A.	Spain
Carter Products (N.Z.) Inc.	New Zealand
Armkel (Cayman) Ltd.	Cayman Islands
Karlan International S.A.	Luxembourg
Teutonia Beteiligunsverwaltung GmbH	Germany
Carter Products (Hong Kong) Limited	Hong Kong